CUTCO INDUSTRIES, INC.
                            125 South Service Road
                              Jericho, New York
                      ________________________________

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held on March 26, 1997


To the Holders of Common Stock:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders (the "Meeting") of CutCo Industries, Inc., a New York corporation (the "Company"), will be held on March 26, 1997 at 9:30 A.M. (local time) at the offices of the Company, 125 South Service Road, Jericho, New York, for the following purposes:

     1. To elect three (3) directors to the Board of Directors of the Company;
and

     2. To transact such other business as properly may be brought before the Meeting.

     Shareholders of record as of the close of business on February 20, 1997 will be entitled to notice of and to vote at the Meeting and any postponement or adjournment thereof. The stock transfer books of the Company will not be closed.

     Enclosed is the Company's Annual Report to Shareholders for the Company's fiscal year ended June 30, 1996, along with a proxy statement and proxy. You are cordially invited to attend the Meeting in person, if possible. Shareholders who do not expect to attend the Meeting are requested to sign and return the enclosed proxy in the envelope provided. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Meeting.

                                      By Order of the Board of Directors


                                      Marvin W. Marcus,
Jericho, New York                     Chairman of the Board
February 23, 1997
_____________________________________________________________

IMPORTANT:The prompt return of proxies will save the Company the expense of further requests for proxies in order to insure a quorum. A self-addressed envelope, requiring no postage if mailed within the United States, is enclosed for your convenience.



                          PROXY STATEMENT
                          --------------

                       CutCo Industries, Inc.
                       125 South Service Road
                       Jericho, New York

                    Annual Meeting of Shareholders
                      To be held March 26, 1997

                          -------------
                          INTRODUCTION

     This proxy statement is furnished to shareholders of CutCo Industries, Inc., a New York corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on March 26, 1997, at 9:30 A.M. at the principal executive offices of the Company, 125 South Service Road, Jericho, New York 11753, for the purposes set forth in the Notice of Meeting. It is anticipated that this proxy statement and accompanying material will first be mailed to shareholders on or about February 24, 1997.


Matters to be Considered at the Meeting

     At the Meeting, the shareholders of the Company will be asked to elect three (3) directors of the Company, each of whom is to serve a two (2) year term, and to transact such other business as properly may be brought before the Meeting.


Voting at the Meeting

     Shareholders of record entitled to vote at the Meeting and any postponement or adjournment thereof will be determined as of the close of business on February 20, 1997. At that date there were outstanding and entitled to vote 780,625 shares of the Company's common stock, par value $.10 per share ("Common Shares"). Each Common Share entitles the holder thereof to one vote. The presence in person or by properly executed proxy of the holders of a majority of the outstanding Common Shares entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote of a plurality of the Common Shares voted at the Meeting is required for the election of the directors.

     Management recommends that shareholders vote FOR the election of Management's three (3) nominees to the Board.


Proxies

     All Common Shares represented at the Meeting by properly executed proxies received prior to or at the Meeting will be voted at the Meeting in accordance with the instructions on the proxies. If no instructions are indicated, proxies will be voted FOR the election of Management's three (3) nominees to the Board. If any other matters properly are brought before the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The proxy committee appointed by the Board consists of Marvin W. Marcus, Michael P. Kramer, and John H. Daniels.

     Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Meeting a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company or (iii) attending the Meeting and stating the intention to vote in person to the Secretary of the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to CutCo Industries, Inc., 125 South Service Road, Jericho, New York 11753, Attention: Secretary.

Proxy Solicitation

     Proxies are being solicited by and on behalf of the Company. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

     Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to beneficial owners of Common Shares held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     Shareholders are urged to read and carefully consider the information presented in this proxy statement.


                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

     The following table sets forth information at February 1, 1997, concerning ownership of the Company's Common Shares by each person who owns of record, or is known to the Company to own beneficially, more than 5% of the Company's Common Shares.

Name and Address         Amount and Nature of                    Percent
of Beneficial Owner      Beneficial Ownership(1)                 of Class

                    Sole Voting and        Shared Voting and
                    Investment Power       Investment Power

Marvin W. Marcus          - 0 -               338,713(2)            40.7%
P.O. Box 265
Jericho, New York

Don vonLiebermann         - 0 -               338,713(2)            40.7%
P.O. Box 265
Jericho, New York

--------------------------------------------------------------------
Footnotes for the preceding and following tables appear after the following table.

Management

     The following table sets forth information at February 1, 1997 concerning ownership of the Company's Common Shares by all directors and nominees and highly compensated executive officers, individually, and all officers and directors of the Company as a group.

Name and Address           Amount and Nature of               Percent
of Beneficial Owner        Beneficial Ownership(1)            of Class
-------------------        ------------------------           --------

                       Sole Voting and    Shared Voting and
                       Investment Power   Investment Power
                       ----------------   -----------------

Marvin W. Marcus              - 0 -            338,713(2)       40.7%
P.O. Box 265
Jericho, New York

Don vonLiebermann             - 0 -            338,713(2)       40.7%
P.O. Box 265
Jericho, New York

Michael P. Kramer           26,646(3)              - 0 -         3.3%
P.O. Box 265
Jericho, New York

Richard C. Anthony           2,250(4)              - 0 -          .3%
118 East 92nd Street
New York, New York

John H. Daniels              6,250(4)              - 0 -          .8%
29 Kodiak Drive
Woodbury, New York

Vincent K. DePierro          2,250(4)              - 0 -          .3%
13 Grays Farm Road
Westport, Connecticut

Ira H. Goldberg              2,250(4)             2,200(5)        .6%
220 Fifth Avenue
New York, New York

All officers and
  directors as a group
  (8 persons)                39,646             340,913        44.4%


--------------------------------------------------------------------
Footnotes to the two preceding tables follow immediately.

(1) Each named person or group is deemed to be the beneficial owner of securities that may be acquired within sixty days through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon exercise of options (including employee stock options) held by such person or group.

(2) Messrs. Marcus and vonLiebermann entered into an agreement pursuant to which they agreed to vote all of the shares owned by either of them upon mutual agreement with respect to matters relating to an acquisition of the Company. Accordingly, this number includes 166,866 shares owned by Mr. vonLiebermann individually and 117,241 shares owned by Mr. Marcus individually. Also includes 26,000 Common Shares and 26,000 Common Shares issuable upon exercise of currently exercisable options held by Messrs. vonLiebermann and Marcus, respectively. Also includes 1,000 shares, representing Mr. Marcus' pro rata portion of shares owned by a partnership in which Mr. Marcus is a partner. Also includes an aggregate of 606 shares held by Mr. vonLiebermann as custodian for his children in which he has voting and investment power, but no present economic interest. Mr. vonLiebermann disclaims beneficial ownership of these shares. Includes 1,000 shares owned directly or indirectly by Mr. Marcus' wife but does not include 3,400 shares owned by Mr. Marcus' adult children or 31,034 shares owned by other relatives of Mr. Marcus, in all of which shares Mr. Marcus has no present economic interest or voting power and as to which he disclaims beneficial ownership.

(3) Includes 16,000 Common Shares underlying options owned by Mr. Kramer that are either presently exercisable or exercisable within sixty (60) days.

(4) Includes 2,250, 2,250, 2,250 and 2,250 Common Shares underlying options owned by each of Messrs. Anthony, Daniels, DePierro and Goldberg, respectively, and that are either presently exercisable or exercisable within sixty (60) days. Mr. Daniels and his spouse hold 4,000 shares as joint tenants.

(5) Includes 2,200 Common Shares owned by Mr. Goldberg's wife and father-in-law, as joint tenants with right of survivorship. Mr. Goldberg holds a power-of-attorney to vote those Common Shares, but disclaims beneficial ownership thereof.


Fiscal Year End Option Values

     The following table sets forth information at the 1996 fiscal year end, concerning the number of securities underlying unexercised options held by the executive officers and directors of the Company identified in the Summary Compensation Table:


                                          Number of Securities
                                          Underlying Unexercised
Name of Holder                         Options/SARs at Fiscal Year End (#)
--------------                         ------------------------------------

                                       Exercisable            Unexercisable
                                       -----------            -------------

Marvin W. Marcus                         26,000                      0

Don vonLiebermann                        26,000                      0

Michael P. Kramer                        14,500                  11,500


     Based solely upon a review of any Forms 3 and 4 and amendments thereto furnished to the Registrant under Rule 16a-3(d) during its most recent fiscal year and any Form 5 and amendments thereto furnished to the Registrant with respect to its most recent fiscal year, and any written representations that no such Forms 3, 4, 5 or amendments to any of them, was required during the most recent fiscal year, the Registrant believes that no person who at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of any class of equity securities of the Registrant, failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year or prior years.


                           ELECTION OF DIRECTORS

General

     The number of directors to be elected at the meeting is three (3). The Board of Directors consists of a Class I, with four (4) directors, and a Class II, with three (3) directors. At the Company's annual shareholder meeting held on April 20, 1995, all three (3) of the incumbent Class II directors, Messrs. vonLiebermann, Goldberg and DePierro were elected as Class II directors for a two (2) year term. At the Company's annual shareholder meeting held on May 15, 1996, the four (4) incumbent Class I directors, Messrs. Marcus, Anthony, Kramer and Daniels, were elected for a term of two years expiring at the Annual Meeting of Shareholders that will follow the Company's fiscal year ending June 30, 1997. At the Meeting, Messrs. vonLiebermann, Goldberg and DePierro are being nominated as Class II directors, and will be elected to two (2) year terms, now scheduled to expire at the Annual Meeting of Shareholders that will follow the Company's fiscal year ending June 30, 1998. Each director elected at an annual meeting of shareholders shall be elected for a two (2) year term regardless of whether such director is a Class I or Class II director. All of the current directors were elected by a vote of shareholders at a meeting for which proxies were solicited.

     There were six (6) regularly scheduled and special meetings of the Board held during the fiscal year ended June 30, 1996. All directors of the Company attended at least 75% of such meetings, except for Messrs. DePierro and Daniels, who attended three (3) of the six (6) meetings. The Company does not have audit, nominating or compensation committees, or committees performing similar functions, on its Board.

     The three (3) nominees for election as directors at the Meeting are the incumbent directors Messrs. vonLiebermann, Goldberg and DePierro, each of whom is described in the section of this Proxy Statement entitled "Management."

     The proxies solicited hereby will not be voted for a greater number of persons than the number of nominees named herein. The information contained herein concerning the director nominees proposed by the Board has been furnished to the Company by such nominees. The three (3) nominees receiving the most votes at the Meeting will be elected as directors. In the event any of the nominees should become unavailable or unwilling to accept election, it is intended that the persons named in the proxy will vote for the election, in the place and stead of such nominees, of a substitute who shall be designated by the Board. The Board has no reason to believe that it will be necessary to designate any substitute nominee.


                                  MANAGEMENT

     Set forth below is information, including a brief description of principal occupation and employment during the past five years, with respect to each director, nominee for director and executive officer of the Company. Each such person is a United States citizen.

     MARVIN W. MARCUS, age 72, has been Chairman of the Board of Directors of the Company since October 1, 1986 and Vice President-Financial Planning since May 1984. Mr. Marcus has also been a director of the Company since 1970.
From 1970 until April 1984, he served as Secretary/Treasurer and Chief Financial Officer of the Company. He is a certified public accountant and for more than twenty years has been a principal in the accounting firm of Gettry, Marcus, Stern & Lehrer, CPA, P.C., formerly known as Gettry, Marcus & Co., located in New York, New York.

     DON VONLIEBERMANN, age 59, has been President of the Company since October 1, 1986, and a director since 1975. Mr. vonLiebermann had been Vice President, and thereafter Executive Vice President, of the Company from 1970 until he became President of the Company.

     MICHAEL P. KRAMER, age 51, has served as Vice President-Finance and Treasurer of the Company since May 1984 and as a director of the Company since November 1984.

     JOHN H. DANIELS, age 68, has been a partner in the Mineola, New York law firm of John H. Daniels since 1958. Mr. Daniels is a director and past president of the Nassau Lawyers Association and owns and manages commercial real estate in New York State. Mr. Daniels is the brother-in-law of Marvin W. Marcus.

     RICHARD C. ANTHONY, age 58, is currently a private investor and real estate consultant. He served as Executive Vice President of The Peregrine White Company, Inc., engaged in the real estate business, from 1987 to 1993.

      VINCENT K. DEPIERRO, age 59, has been an independent publisher sales representative since April 1995. From February 1987 through April 1995, he served as the Associate Publisher of Parents Magazine, Division of Gruner Plus Jahr.

     IRA H. GOLDBERG, age 59, is a certified public accountant and for more than twenty years has been a principal in the accounting firm of Gettry, Marcus, Stern & Lehrer, CPA, P.C., formerly known as Gettry, Marcus & Co., located in New York, New York. Marvin W. Marcus is also a principal of such firm.

     LOUISE BATES, age 48, has been Secretary of the Company since November 1995. She also has been Executive Assistant to the President of the Company since 1988. Previously, from 1984 through 1988, Ms. Bates was CutCo's Director of Administrative Services. She has held other administrative positions at CutCo since 1981.


                     EXECUTIVE AND DIRECTOR COMPENSATION

     The following table shows information regarding compensation paid for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 30, 1994, 1995 and 1996, to the three (3) highest paid persons who are officers or directors of the Company (being the only such persons whose aggregate annual compensation exceeds $100,000). A fee of $500 per meeting is paid to non-employee members of the Board for attendance in person at Board meetings.

                          Summary Compensation Table



                                               Securities
      Name and                   Salary ($)    Underlying          Other
Principal Position     Year       (2)(3)      Option Grants     Compensation
------------------     ----     ----------   -------------      ------------

Don vonLiebermann,     1996       202,000        20,000              (1)
President              1995       240,796          --                (1)
                       1994       246,582         6,000              (1)

Marvin W. Marcus       1996       184,500        20,000              (1)
Chairman of the Board  1995       240,796          --                (1)
and Vice President -   1994       246,582         6,000              (1)
Financial Planning

Michael P. Kramer      1996       143,573        20,000              (1)
Vice President -       1995       155,756          --                (1)
Finance                1994       155,868         6,000              (1)

________________________________________________________________________

(1) The Company provided and maintained automobiles for use by Marvin W. Marcus, Don vonLiebermann and Michael P. Kramer in connection with Company business during fiscal years 1994, 1995 and 1996. The aggregate annual cost to the company for these automobiles was approximately $48,000. To the extent these automobiles were used for other than Company business, the cost of rental and maintenance may be considered compensation to the above-named individuals. No value for personal use of automobiles by such individuals has been included in the compensation table set forth above.

(2) The current annual salary for each of Messrs. Marcus, vonLiebermann and Kramer is $184,500, $202,000 and $143,573, respectively. (See Employment Agreements, below, for information concerning deferrals by Messrs. Marcus and vonLiebermann with respect to salary increases.)

(3) Does not include $32,400, $32,400, and $32,400 paid to the accounting firm of Gettry, Marcus, Stern & Lehrer, CPA, P.C. (formerly known as Gettry, Marcus & Co.), in which Messrs. Marcus and Goldberg are principals, for services rendered by the firm during the fiscal years ended June 30, 1996, 1995, and 1994, respectively, in the preparation of federal, state and local tax returns and performance of other accounting services for the Company and its subsidiaries, inclusive of disbursements.

Employment Agreements

     Each of Messrs. Marcus, vonLiebermann and Kramer has entered into an Employment Agreement with the Company dated April 24, 1991, each of which has been amended from time to time, as most recently amended on August 14, 1996 by written agreement. Each of the Employment Agreements is now scheduled to expire on July 31, 1997. Those Employment Agreements provided for initial annual salaries of $246,582, $246,582, and $129,162, for Messrs. Marcus, vonLiebermann and Kramer, respectively (subject to cost of living increases during certain years of the terms thereof). Effective January 1, 1996, pursuant to an oral modification to each of the Employment Agreements that was made on November 16, 1995 (and subsequently memorialized in the August 14, 1996 amendments), each of Messrs. Marcus, vonLiebermann and Kramer agreed to reduce the amount of their annual salary, prospectively, by $75,000, $40,000 and $25,000, respectively. Prior to such reductions, the adjusted annual salaries of Messrs. Marcus, vonLiebermann and Kramer were $222,000, $222,000 and $156,073, respectively (which, in the case of Messrs. Marcus and vonLieberma nn, reflected a prior agreed-upon salary reduction). Pursuant to the August
14, 1996 amendments to the Employment Agreements, Mr. Kramer's salary was increased, effective August 1, 1996, by increasing the monthly installments of salary payable to Mr. Kramer by $1,041.67, which, on an annualized basis, represents fifty (50%) percent of the $25,000 annual reduction to which Mr Kramer previously had agreed. Similarly, the monthly installments of salary payable to Marcus and vonLiebermann were increased, effective August 1, 1996, under those August 14, 1996 amendments by $3,125 and $1,666.67, respectively, which, on an annualized basis, represents fifty (50%) percent of the annual reductions to which each of Messrs. Marcus and vonLiebermann previously had agreed, effective January 1, 1996.

     Each of Messrs. Marcus and vonLiebermann had deferred receipt of $55,435 of annual salary, which amount represents the aggregate of the cost of living adjustments to which they are entitled for the period from August 1991 through October 31, 1994. Under prior understandings between the Company and its executive officers, such deferred salary had accrued interest at a rate equal to the prime rate offered from time to time by the Company's primary bank lender. Such deferred salary with interest would have been payable upon the termination of the deferring party's employment with the Company. The Company and Messrs. Marcus and vonLiebermann agreed that, effective January 1, 1996, all interest would cease to accrue on such deferred compensation, and each of Messrs. Marcus and vonLiebermann would receive such deferred compensation, together with previously accrued interest, in twelve (12) consecutive equal monthly installments of $5,469 each, the first of which was paid by the Company on January 31, 1996. The aggregate of deferred compensation and accrued interest payable to each of Messrs. Marcus and vonLiebermann prior to payment of that first installment was $65,628. All such installments have been paid to Messrs. Marcus and vonLiebermann.

     The Employment Agreements contain customary provisions for benefits, reimbursement of expenses, disability, non-disclosure and non-competition (except for Mr. Kramer's agreement, which has no non-competition provision). Under the January 1, 1996 amendments to the Employment Agreements, each of Messrs. Marcus, VonLiebermann and Kramer agreed to terminate, effective January 1, 1996, his rights, under his respective Employment Agreement, to (i) terminate the Employment Agreement in the event of a change in control of the Company (as defined in the Employment Agreement), unless he is offered continued employment pursuant to a written employment agreement on terms and at a compensation level at least as favorable to him as those set forth in Employment Agreement, (ii) receive, in the event of such a termination by reason of a change in control of the Company, a lump sum severance payment from the Company in an amount equal to 2.99 times the employee's average annual compensation over the five taxable years preceding the year in which the change of control occurs, and (iii) continued medical insurance coverage under the Company's existing policies (to the extent that the value thereof is not deemed income to the employee under the Internal Revenue Code of 1986, as amended), for a period of three years after termination of employment. Those waivers of rights, effective January 1, 1996, were memorialized in the August 14, 1996 amendments to the Employment Agreements.


Stock Option Plans

     The Company has a stock option plan for officers, directors and employees of the Company and its subsidiaries that was adopted on October 16, 1987 (the "1987 Plan") and a stock option plan for officers, directors and employees of the Company and its subsidiaries that was adopted on November 15, 1990 (the "1990 Plan").

     Options granted under each Plan to employees may be either incentive stock options or non-qualified stock options at the discretion of the Board. Options granted under each Plan to non-employee directors must be non-qualified stock options. Non-qualified stock options are not intended to qualify for incentive stock option plan treatment.

     Each such Plan gives sole discretion to the Board to grant options to purchase the Company's Common Shares at not less than the market value of the shares on the date of grant. Options granted under each Plan must expire no later than ten years (five years, if the grant is on or after January 1, 1987 and the grantee is a director or holder of 10% of the voting stock of the Company), after the date of grant.

     During fiscal 1996, no options were exercised under any of the Plans. During fiscal 1996, options to acquire 5,000 shares of the Company's Stock previously granted under the Plans expired. Furthermore, during fiscal 1996, options to purchase 96,000 shares were granted under the 1987 Plan, and options to purchase 10,000 shares were granted under the 1990 Plan, including options granted to Messrs. Marcus, vonLiebermann and Kramer, each to acquire 20,000 shares, and options granted to the outside directors, each to acquire 2,500 shares.

     As of June 30, 1996, there were 2,000 shares available for option grants under the 1987 Plan, and 50,000 shares were available as the subject of options to purchase under the 1990 Plan.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See footnote (3) of the summary compensation table under "Executive and Director Compensation," for a discussion of amounts paid by the Company during fiscal 1996 to Gettry, Marcus, Stern & Lehrer, CPA, P.C., a New York City accounting firm in which Messrs. Marcus and Goldberg are partners.

     With respect to the fees paid by the Company for services, as described in the preceding paragraph, Management believes that such fees are substantially comparable to the fees that would have been paid to unaffiliated parties providing such services to the Company.


                 RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Grant Thornton LLP has been selected by the Board to audit the Company's books and records for the current fiscal year.

     It is expected that a representative of Grant Thornton LLP will be present at the Meeting and will have the opportunity to make a statement, should he so desire, and answer appropriate questions from shareholders.


                             SHAREHOLDER PROPOSALS

     The next Annual Meeting of Shareholders of the Company is expected to be held in January 1998. Any shareholder who wishes to present a proposal for inclusion in the proxy statement for action at such meeting must comply with the rules and regulations of the Commission then in effect. Such proposal must be received by the Secretary, CutCo Industries, Inc., 125 South Service Road, P.O. Box 265, Jericho, New York 11753, not later than August 1, 1997.


                               MISCELLANEOUS

     As of the date of this statement, the Board has no knowledge of any business to be presented for consideration at the Meeting other than that described above.


                                     By Order of the Board of Directors



                                         Marvin W. Marcus, Chairman
                                         Don vonLiebermann, President

Dated:  Jericho, New York
        February 23, 1997